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     Mondelez International Names Patrick T. Siewert to Board of Directors

Siewert Brings Extensive Global Consumer Expertise to Role

     DEERFIELD, Ill. – Oct. 23, 2012 – Mondelez International, Inc. (NASDAQ: MDLZ) today announced the appointment of Patrick T. Siewert to its Board of Directors. Siewert, 57, is Managing Director, Asia Buyout, Consumer and Retail, at The Carlyle Group, L.P., a global asset management firm. With this addition, the Mondelez International Board will have 10 Directors, nine of whom are independent.

     “With nearly half of our revenues coming from Developing Markets, Patrick’s consumer expertise in international markets will be invaluable as we continue to build on our position as a global snacking powerhouse,” said Irene Rosenfeld, Chairman and CEO. “Having lived and worked in Asia for 15 years, Patrick has intimate knowledge of consumer trends, routes to market, regulatory issues and the economic challenges and opportunities across the region. He’ll be a tremendous addition to our Board.” Since joining Carlyle in 2007, Siewert has made a number of notable investments for the firm in Asia. Before joining Carlyle, Siewert worked at The Coca-Cola Company (2001-2007) as Group President and Chief Operating Officer, Asia (ex Japan) and Senior Advisor, Coca-Cola International. Under his leadership, this region had some of the highest growth rates for the company. Siewert started his career at the Eastman Kodak Company in 1974, where he progressed through various roles of increasing responsibility in North America, Asia, Europe, Africa and the Middle East.

     Siewert serves as a director for a variety of companies in which funds of Carlyle have investments, including C.P. Pokphand Company Ltd., China Fishery Group Ltd. and Natural Beauty Bio-Technology Ltd. He also sits on the board of directors of Avery Dennison Corporation and Computime International Limited. He has been the chairman of Eastern Broadcasting Company since 2008. Siewert earned his master’s degree in service management from The Rochester Institute of Technology and his bachelor’s degree in business administration from Elmhurst College. Siewert is a citizen of Hong Kong.

About Mondelez International

     Mondelez International, Inc. (NASDAQ: MDLZ) is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages. The company comprises the global snacking and food brands of the former Kraft Foods Inc. following the spin-off of its North American grocery operations in October 2012. Mondelez International’s portfolio includes several billion-dollar brands such as Cadbury and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gums. Mondelez International has annual revenue of approximately $36 billion and operations in more than 80 countries. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

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